Exhibit 10.3

November 16, 2005

PERSONAL AND CONFIDENTIAL

INFORMATION SYSTEMS ASSOCIATES, INC.
2120 SW Danforth Circle
Palm City, FL 34990
Attn: Joseph Coschera - President

Dear Mr. Coschera,

This service agreement ("Agreement") confirms the terms and conditions of the exclusive engagement of Greentree Financial Group, Inc. ("Greentree") by Information Systems Associates, Inc. (the "Company") to render certain consulting services to the Company.

1.	Services. Greentree agrees to perform the following services:

(a)
Assist with the preparation of Form SB-2, including drafting of the registration statement, reviewing of the Company's corporate documents in preparation for filing the registration statement and answering comments from the Securities and Exchange Commission;

(b)	Assist with the preparation of all required documents in connection with the application for Blue Sky status;

(c)	Assist with EDGARizing the aforementioned document as required by the Securities and Exchange Commission, including any applicable amendments;

(d)	Assist with the preparation of the miscellaneous documents, such as board resolutions.

(e)	Assist with opening a transfer agent account for the Company

2. Fees. The Company agrees to pay Greentree for its services a consulting service fee ("Service Fee") of $60,000 and 350,000 common shares payable as follows: $40,000 in check form due upon signing this Agreement, $20,000 in check form due upon filing of the SB-2 registration statement. The shares will be due upon signing of this agreement and registered in the Form SB-2 registration statement. The cash payment of $60,000 may be paid by a third party if authorized by the Company.

3. Term. The term of this Agreement shall commence on November 16, 2006 and end 120 days from this time (the "Term"). This Agreement may be terminated by the Company with 30 days prior written notice to Greentree. However, any obligation pursuant to this Paragraph 3, and pursuant to Paragraphs 2 (fees), 5 (indemnification), 6 (matters relating to engagement), 7 (governing law), 10 (Non-disclosure) and 11 (miscellaneous) hereof, shall survive the termination or expiration of this Agreement. As stated in the foregoing sentence, the parties specifically agree that in the event the Company terminates this Agreement prior to expiration of the Term, the full Service Fee of $60,000 and 350,000 common shares shall be immediately due and non-refundable.

4. Expenses. The Company agrees to reimburse Greentree for all of its reasonable out-of-pocket fees, expenses and costs (including, but not limited to, legal, accounting, travel, accommodations, telephone, computer, courier and supplies) in connection with the performance of its services under this Agreement, upon prior written approval. All such fees, expenses and costs will be billed at any time by Greentree and are payable by the Company when invoiced. Upon expiration of the Agreement, any unreimbursed fees and expenses will be immediately due and payable.

5. Indemnification. In addition to the payment of fees and reimbursement of fees and expenses provided for above, the Company agrees to indemnify Greentree and its affiliates with regard to the matters contemplated herein, as set forth in Exhibit A, attached hereto, which is incorporated by reference as if fully set forth herein.

6. Matters Relating to Engagement. The Company acknowledges that Greentree has been retained solely to provide the services set forth in this Agreement. In rendering such services, Greentree shall act as an independent contractor, and any duties of Greentree arising out of its engagement hereunder shall be owed solely to the Company. The Company further acknowledges that Greentree may perform certain of the services described herein through one or more of its affiliates.

The Company acknowledges that Greentree is a consulting firm that is engaged in providing consulting services. The Company acknowledges and agrees that in connection with the performance of Greentree's services hereunder (or any other services) that neither Greentree nor any of its employees will be providing the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Greentree or its employees to the Company should be construed as such) and that neither Greentree nor its employees hold itself or themselves out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. Greentree may retain attorneys and accountants that are for Greentree’s benefit, and Greentree may recommend a particular law firm or accounting firm to be engaged by the Company and may pay the legal expenses or non-audit accounting expenses associated with that referral on behalf of the Company, after full disclosure to the Company and the Company’s consent that Greentree make such payment on its behalf. However, Greentree makes no recommendation as to the outcome of such referrals. The Company shall consult with its own legal, tax, accounting and other advisors concerning all matters and advice rendered by Greentree to the Company, and the Company shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the advice and guidance given by Greentree to the Company. Neither Greentree nor its employees shall have any responsibility or liability whatsoever to the Company or its affiliates with respect thereto.
The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Greentree will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (“the Information”). The Company will cooperate with Greentree and will furnish Greentree with all Information concerning the Company and any financial information or organizational or transactional information which Greentree deems appropriate, and Company will provide Greentree with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing Greentree's obligations pursuant to this Agreement. The Company hereby agrees and represents that all Information furnished to Greentree pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of Greentree's engagement hereunder, the Company shall promptly advise Greentree in writing. Accordingly, Greentree assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, Greentree will be using and relying upon the Information without independent verification or evaluation thereof.

7. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, including its conflict of laws provisions. All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall be arbitrated and finally resolved, pursuant to binding arbitration in the Country of United States.

8. No Brokers. The Company represents and warrants to Greentree that there are no brokers, representatives or other persons which have an interest in the compensation due to Greentree from any services contemplated herein.

9. Authorization. The Company and Greentree represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

10. Non-disclosure All the Terms and Conditions set forth in this contract are regarded as Confidential Subject Matter. Both Greentree and the Company agree to hold in confidence all Confidential Subject Matter; to not disclose any Confidential Subject Matter to any third party; to use Confidential Subject Matter solely for the Project; and to disclose such Confidential Subject Matter only to individuals within receiving Party’s organization that are directly involved with the Project on a need-to-know basis.

  Unless otherwise specified in writing, all Confidential Subject Matter remains the disclosing Party's property. Upon request of the disclosing Party, the receiving Party agrees to return or destroy all Confidential Subject Matter received from the disclosing Party, except for one copy, which the receiving Party may keep solely to monitor its obligations under this Agreement. The party that violates the term hereto shall indemnify the other party for any damage therefore arises.
10. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Company and Greentree with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

If both parties agree in writing, they can make supplementary agreements for those unsettled issues between them, which signed writings will be binding on both parties.

Please confirm that the foregoing correctly sets forth our agreement by signing below in the space provided and returning this Agreement to Greentree for execution, which shall constitute a binding agreement as of the date first above written.

Thank you. We look forward to a mutually rewarding relationship.

GREENTREE FINANCIAL GROUP, INC.

By:______________________________
Name: R. Chris Cottone
Title: Vice President

AGREED TO AND ACCEPTED
AS OF November 16, 2005:

INFORMATION SYSTEMS ASSOCIATES, INC.

By:______________________________
Name: Joseph Coschera
Title:  President

AGREED TO AND ACCEPTED
AS OF November 16, 2005:

EXHIBIT A: INDEMNIFICATION

The Company agrees to indemnify Greentree, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Greentree is referred to as "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) ("Damages"), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise, including but not limited to liability or loss (i) caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (ii) caused by or arising out of any act or failure to act, or (iii) arising out of Greentree's engagement or the rendering by any Indemnified Party of its services under this Agreement; provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its gross negligence or willful misconduct the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company in writing of the receipt or commencement thereof and the Company shall have the right to assume the defense of such claim or action (including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel), provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party's defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain counsel reasonably satisfactory to the Company, at the Company's sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Company and the Company's counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel to defend such claim or action. Any obligation pursuant to this Annex shall survive the termination or expiration of the Agreement.